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                                    OFFITBANK

                                 CODE OF ETHICS

1. Introduction.

     Access Persons of OFFITBANK (the "Adviser"), in conducting their personal securities transactions, owe a fiduciary duty to the Adviser's clients, including the funds for which the Adviser serves as investment adviser and the shareholders of such funds.' The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of each client, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of each client's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a client. In addition to the foregoing, this Code of Ethics is intended to prevent Access Persons from engaging in any act, practice or course of business prohibited by Rule 17j- I under the Investment Company Act of 1940 (the "Act").

     While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security, and restrictions contained herein on personal securities transactions for an Access Person's account would apply equally to an account in which such Access Person has "beneficial ownership."2

     In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by personnel of the Adviser, certain restrictions on other activities of such personnel when an actual or potential conflict of interest between such personnel and a client may exist, and certain reporting requirements to enable the Adviser to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to Stephen B. Wells, the Adviser's Compliance Officer.

     For purposes of the restrictions and reporting requirements contained herein, personnel of the Adviser are divided into "Access Persons," "Investment Personnel" and "Portfolio Managers," with such categories determining which of the restrictions and reporting obligations in this Code of Ethics will apply to each individual:

          "Access Person" is the broadest category, and includes any officer or "advisory person" of

1 The term "Fund" is used herein to mean The OFFITBANK Investment Fund, Inc., The OFFrMANK Variable Insurance Fund, Inc., The CVO Greater China Fund, Inc., The Blanchard Flexible Income Fund, Inc., Acoessor Funds, Inc. And any other registered investment company for which the Adviser serves as investment adviser or sub-investment adviser.

2 Such accounts would include accounts owned by the Access Person's spouse, minor children or other persons residing in the Access Person's household or to whose support the Access Person contributes significantly, and any other account in which the Access person has a pecuniary interest.


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     the Adviser. All Investment Personnel and Portfolio Managers of the Adviser
     (each as defined below) are also considered "Access Persons." For purposes of this definition, "advisory person" is defined to include (a) any employee of the Adviser or a company which controls the Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security.

     "Investment Personnel" is the next broadest category, and includes Portfolio Managers of the Adviser (as defined below), as well as securities analysts, traders and other employees of the Adviser who provide information and/or advice to Portfolio Managers or who help execute Portfolio Managers' decisions.

     "Portfolio Manager" is the narrowest category, and includes only officers or employees of the Adviser having direct responsibility and authority to make investment decisions affecting a client.

     To the extent that this Code of Ethics conflicts with any other code of ethics or other policy to which an Access Person is also subject, this Code of Ethics shall control; except that if the other code of ethics or other policy is more restrictive than this Code of Ethics, such other code of ethics or other policy shall control.

11. Prohibitions, Exemptions.

     1. Prohibited Purchases and Sales.

     Access Persons

          The following purchases and sales are prohibited for all Access
     Persons:

          A. No Access Person may purchase or sell, directly or indirectly, any security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

          (i) is being considered for purchase or sale on behalf of any client account; or

          (ii) is being purchased or sold on behalf of any client account.

          B. No Access Person may purchase or sell a security on any day during which a client account has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

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     Investment Personnel

          In addition to the above prohibitions, the following purchases and sales are also prohibited for all Investment Personnel:

          C. Investment Personnel may not profit in the purchase and sale, or sale and purchase, of the same security within a sixty (60) calendar day period.

          D. Investment Personnel may not purchase, directly or indirectly, any security in an initial public offering.

     Portfolio Managers

          In addition to the above prohibitions, the following purchases and sales are also prohibited for all Portfolio Managers:

          E. No Portfolio Manager may purchase or sell, directly or indirectly, any security in which that Portfolio Manager has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership within seven (7) calendar days before or after a client account that such Portfolio Manager advises trades in that security.

     2. Exemptions From Certain Prohibitions.

          A. The prohibited purchase and sale transactions described in section
     111. 1. above do not apply to the following personal securities transactions:

               (i) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

               (ii) purchases or sales which are non-volitional on the part of either the Access Person or the relevant Fund or client account;

               (iii)purchases which are part of an automatic dividend
                    reinvestment plan (other than pursuant to a cash purchase plan option);

               (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

               (v) purchases or sales of (i) "long-term" debt securities (securities with a remaining maturity of more than 3 97 days) issued by the U.S. government or "short-term" debt securities (securities with a remaining maturity of 397 days or less) issued or guaranteed as to principal or interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government,
                    (ii) bankers' acceptances and bank certificates of deposit,
                    (iii) commercial paper and (iv) shares of registered open-end investment companies (each of the foregoing being referred to herein as "Exempt Securities"); and

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               (vi) any purchase or sale which the Compliance Officer (or the
                    Alternate Compliance Officer with respect to Compliance Officer personal securities transactions) approves on the grounds that its potential harm to the respective Funds is remote.

          B. The prohibited purchase and sale transactions described in paragraphs H. I.A. and H. I.B. above do not apply to any purchase or sale, or series of related transactions, involving (i) 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $500 million or
     (ii) an investment of $20,000 or less in the aggregate.

          3. Prohibited Recommendations.

          Access Persons

               All Access Persons are subject to the following restrictions on making recommendations to each client account:

               A. Subject to certain exceptions for Exempt Securities, as indicated below, an Access Person may not recommend the purchase or sale of any security to or for any client account without having disclosed his or her interest, if any, in such security or the issuer thereof to Investment Personnel with no personal interest in the issuer of the security, including without limitation:

               (i) any direct or indirect beneficial ownership of any security (other than an Exempt Security) of such issuer, including any security received in a private securities transaction;

               (ii) any contemplated purchase or sale by such person of such security (other than an Exempt Security);

               (iii)any position with such issuer or its affiliates; or

               (iv) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     Investment Personnel

          B. In circumstances in which Access Persons are required to disclose an interest in a security or an issuer to Investment Personnel, as described above, the Adviser's decision to purchase or sell a security (or to recommend the purchase or sale of a security) of the same issuer for any client account shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

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III. Pre-Clearance of Personal Securities Transactions.

     1 . All Access Persons must obtain approval from the Compliance Officer prior to entering into any personal securities transaction involving the purchase or sale of any security, other than the transactions included in paragraph H.2.A.(i) through (iv) above.

     2. Every pre-clearance request shall contain the following information:

          (i) the date of the proposed transaction, the title of the security and the number of shares or the principal amount of the security involved;

          (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) the approximate price at which the transaction is expected to be effected; and

          (iv) a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial relationship between the transaction and securities held or to be acquired.

     3. All Access Persons must provide to the Compliance Officer at the time pre-clearance is sought a description of any factors potentially relevant to a determination of whether pre-clearance should be granted, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by any client account.

     4. Pre-clearance of a personal securities transaction shall be valid and in effect only for the business day on which pre-clearance is made; provided, however, that a pre-clearance will expire upon an Access Person becoming aware of facts or circumstances that would prevent a proposed personal securities transaction from being pre-cleared were such facts or circumstances made known to the Compliance Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances which gives rise to a question as to whether pre-clearance could be obtained if the Compliance Officer were aware of such facts or circumstances, the Access Person shall be required to so advise the Compliance Officer before proceeding with such personal securities transaction.

     5. Private placements and other non-brokered securities transactions are included in the category of personal securities transactions that require pre-clearance. It is the responsibility of the Access Person to report to the Compliance Officer all such transactions upon the consummation thereof so that the Compliance Officer can maintain a current record of such nonbrokered securities transactions. In determining whether to approve private placements and other non-brokered securities transactions involving Investment Personnel, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the individual by virtue of his or her position with the Adviser.

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     6. Personal securities transactions of the Compliance Officer shall be subject to the requirements under this Section III, except that any required approvals shall be obtained from, and any disclosures made to, the Alternate Compliance Officer rather than the Compliance Officer.

IV. Prohibitions on Gifts and Services.

     1. Investment Personnel may not receive cash or non-cash gifts or other things of more than de minimis value from any person or entity that does business with or on behalf of any Fund or that performs services with respect to any client account.

     2. Investment Personnel shall not serve on the boards of directors of publicly held companies, absent prior approval from the Board of Directors of each Fund. Such approval should be based on a determination that board service would be consistent with the best interests of the shareholders of that Fund.

V. Reporting.

     1. Initial Reporting.

     All Investment Personnel must report all personal securities holdings upon commencement of status as such for the Adviser.

     2. Periodic Reporting

     A. Each Access Person shall, not later than 10 days after the end of each calendar quarter, provide a written representation to the Compliance Officer that during the prior quarter he/she complied with the pre-clearance and other policies contained in this Code of Ethics.

     B. All Access Persons shall provide the Compliance Officer, on a timely basis, with copies of, or duplicate confirms from, the executing broker/dealer confirming any purchase or sale of a security and copies of, or duplicate statements from, the executing broker/dealer of all periodic statements for all securities accounts.

     3. Annual Reporting and Certification.

     All Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

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     4. Miscellaneous.

     Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI. Confidentialitv.

     No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding securities transactions by any Fund or consideration by any Fund or the Adviser of any such securities transaction.

     All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII. Sanctions.

     Any trades made in violation of the provisions set forth under paragraphs II.1.B, C and E must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate Fund or Funds (or, alternatively, to a charitable organization) under the direction of the Compliance Officer.

     Upon discovering a violation of this Code of Ethics, the Board of Directors of the Adviser may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.

Dated: April 1997


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